EXHIBIT 10.30

Execution Version

Consolidated Shareholders’ Agreement 2014

Pieris AG, Freising, Germany

dated October 10, 2014

by and among

1.	Pieris AG, whose principal place of business is at Lise-Meitner-Straße 30, 85354 Freising, Germany (the “Company”), represented by its Management Board, consisting of Stephen Yoder, and its Supervisory Board, being represented by its chairman, Dr. Hans A. Küpper;

2.	The persons listed in Exhibit A who are the holders of common shares of the Company (“Holders of Common Shares”);

3.	The persons listed in Exhibit A who are the holders of preferred shares series A of the Company (“Holders of Preferred Shares Series A”);

4.	The persons listed in Exhibit A who are the holders of preferred shares series A-1 of the Company (“Holders of Preferred Shares Series A-1”);

5.	The persons listed in Exhibit A who are the holders of preferred shares series B of the Company (“Holders of Preferred Shares Series B”);

6.	The persons listed in Exhibit A who are the (future) holders of preferred shares series C of the Company (“Holders of Preferred Shares Series C”);

and

7.	The persons listed in Exhibit A who are indirect shareholders of the Company (“Indirect Shareholders”).

The Holders of Common Shares, of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B, and of Preferred Shares Series C shall jointly be referred to as the “Shareholders”. The Holders of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B and of Preferred Shares Series C shall jointly be referred to as the “Preferred Shareholders”. The Shareholders, the Indirect Shareholders and the Company shall jointly be referred to as the “Parties”.

Preamble

A.	The Shareholders are the current and future shareholders of the Company, which is registered in the commercial register of the local court of Munich (the “Commercial Register”) under no. HRB 133 223. The object of the Company is the biotechnological research and development and the distribution of applications of the research results.

B.	The Company seeks further growth financing as a series C round of financing in the total amount of approx. EUR 5,000,000 in new money (equaling approx. USD 6,660,000; not taking into account the Convertible Loans). Therefore, the Shareholders and the Company have entered into a separate investment agreement of even date (the “Investment Agreement”), of which this consolidated shareholders’ agreement 2014 (“this Agreement” or “CSA 2014”) shall form an integral part. Capitalized terms used but not defined herein shall have the same meaning as given to them in the Investment Agreement.

C.	It is the common intention of the Shareholders that the shares of the Company are listed on a stock exchange or the Company is sold to a third party in due course.

NOW, THEREFORE, in order to lay down the principles of the legal relationship between all Shareholders as current and future shareholders of the Company, the Parties hereby enter into the following CSA 2014:

Sec. 1

Anti-Dilution Protection / Waiver of Subscription Rights

1.	If after the increase of the share capital of the Company pursuant to Sec. 1 of the Investment Agreement, a further increase or further increases of the share capital of the Company take(s) place including, but not limited to, an increase of the share capital utilizing authorized capital or conditional capital (“Dilutive Issue”) at a total price per share (issue price plus any contributions to the capital reserves of the Company pursuant to § 272 para. 2 HGB) that is less than EUR 6.04 (equaling USD 8.09) (“Original Issue Price Series C”), each Holder of Preferred Shares Series C, acting individually, is irrevocably entitled (but not obligated) to a weighted-average anti-dilution protection by subscribing and being issued that number of additional Preferred Shares Series C at par value without premium or other contributions into the capital reserves of the Company as if such Holder of Preferred Shares Series C had subscribed his Preferred Shares Series C according to the following formula:

“Revised Subscription Price Series C” =

(Outstanding shares before the Dilutive Issue x Original Issue Price Series C) + amount raised in the Dilutive Issue

Outstanding shares after the Dilutive Issue

(without Anti-Dilution Shares Series C and excluding any options for, or other securities convertible into, shares in the Company)

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The difference between the Original Issue Price Series C and the Revised Subscription Price Series C calculated accordingly shall be multiplied by the total number of Preferred Shares Series C held by the concerned Holder of Preferred Shares Series C and divided by the result of the Revised Subscription Price Series C minus the portion of the Company’s share capital attributable to one share (anteiliger Betrag des Grundkapitals) (“Par Value”).

The result then corresponds to the total number of Preferred Shares Series C which the Holders of Preferred Shares Series C may subscribe at Par Value without premium or other contributions into the capital reserves of the Company by virtue of this anti-dilution protection (“Anti-Dilution Shares Series C”), whereby the Anti-Dilution Shares Series C shall be allocated to the Holders of Preferred Shares Series C on a pro rata basis with regard to their shareholding of Preferred Shares Series C before the Dilutive Issue.

Example:

Revised Subscription Price Series C =

(Outstanding shares before the Dilutive Issue x EUR 6.04) + amount raised in the Dilutive Issue

Outstanding shares after the Dilutive Issue

(without Anti-Dilution Shares Series C and excluding any options for, or other securities convertible into, shares in the Company)

The difference between EUR 6.04 and the Revised Subscription Price Series C calculated accordingly shall be multiplied by the total number of Preferred Shares Series C and divided by the result of the Revised Subscription Price Series C minus the Par Value of EUR 1.00 which equals the total number of Anti-Dilution Shares Series C which the Holders of Preferred Shares Series C may subscribe at EUR 1.00 and pro rata according to their shareholding of Preferred Shares Series C.

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With respect to the Preferred Shares Series C resulting from the conversion of the Convertible Loans in accordance with the provisions of the Investment Agreement (the “Conversion Shares”), the above provisions shall apply separately and mutatis mutandis; provided, however, that the Original Issue Price Series C shall be reduced to reflect the discount as provided in the Loan Agreements applied when calculating the number of Conversion Shares, and the Revised Subscription Price Series C shall likewise be calculated pursuant to the above formula but including such reduced Original Issue Price Series C.

2.	The Holders of Preferred Shares Series C shall receive the Anti-Dilution Shares Series C in conjunction with the capital increase which led to the Dilutive Issue. For this purpose all Shareholders shall be obliged to pass the legally required shareholders’ resolutions and to waive their statutory subscription rights to the extent necessary.

3.	The Original Issue Price Series C shall be subject to adjustments for stock splits, reverse stock splits, stock dividends and the like.

4.	In the event of more than one Dilutive Issue, the rights under this Sec. 1 may be exercised with respect to each Dilutive Issue. In case of the granting of Anti-Dilution Shares Series C the Original Issue Price Series C shall be adjusted accordingly.

5.

Para. 1 and 2 shall not apply with regard to (i) the securities issued upon conversion of the Preferred Shares; (ii) securities issued to board members and employees of the Company or of affiliates (verbundene Unternehmen) within the meaning of § 15 German Stock Corporation Act (AktG) pursuant to the terms and conditions approved by the Supervisory Board, including the member nominated pursuant to Sec. 16 para. 2 a below; (iii) securities issued as a dividend or distribution with respect to the Preferred Shares; (iv) securities issued in connection with equipment leasing, real estate, bank financing or similar transactions approved by the Supervisory Board, including the member nominated pursuant to Sec. 16 para. 2 a below; (v) securities issued in an IPO as defined in Sec. 10 para. 6 below; (vi) securities issued pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger, or purchase of all or substantially all of the assets of such corporation or entity as approved by the Supervisory Board, including the member

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nominated pursuant to Sec. 16 para. 2 a below; (vii) securities issued by reason of a dividend or other distribution on shares of Common Stock; (viii) any securities issued in the course of a Compensatory Share Capital Increase pursuant to Sec. 4 para. 3 of the Investment Agreement, and (ix) any securities issued or issuable upon conversion, exercise or exchange of any other securities that are covered by (i) - (viii).

6.	All shares in the Company shall be subject to adjustments for stock splits, reverse stock splits, stock dividends and the like.

Sec. 2

Notification

1.	A Shareholder intending to transfer its present or future shareholding in the Company, or a portion thereof, with or without consideration (“Offeror”) shall notify the chairman of the Company’s Supervisory Board of such intent in writing.

2.	Such notification shall contain the following details to be provided by the Offeror:

a.	Name / firm and address / registered office of the Offeror;

b.	Name / firm and address / registered office of the potential acquirer;

c.	Purchase price or other consideration, as the case may be, for the intended transfer;

d.	Due date for payment of the purchase price or other consideration, as the case may be;

e.	Amount, type and series of shares intended to be transferred;

f.	Representations and warranties given or declared by the Offeror, as the case may be.

Sec. 3

Offer to the Holders of Rights of First Refusal

1.	An Offeror intending to transfer its current or future shareholding in the Company for consideration (sale/exchange/contribution to the capital in return for shareholder rights, etc.) shall, along with a notification pursuant to Sec. 2 hereof, offer such shares for sale to all other Shareholders.

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2.	The offer is to be submitted to the Company, addressed to the chairman of the Supervisory Board. The notice shall constitute an offer vis-à-vis the Shareholders other than the Offeror and other than Shareholders being subject to Sec. 4 para. 2 sentence 2 of this Agreement (the “First Right Holders”). The terms of the offer are to fully correspond with the terms of the offer for sale made to the potential acquirer. In the event that consideration other than in cash is provided for, the Offeror shall state the equivalent monetary value of such consideration for the purposes of submitting the offer to the First Right Holders. The value of non-monetary consideration shall be determined in accordance with the respective consideration’s fair market value. In the event of doubt as to the accuracy of such valuation, the Supervisory Board, by way of a 75 % majority resolution, shall be obliged to instruct an independent expert (e.g. an auditor) to submit a report and make a determination on the fair market value of such consideration. The costs incurred as a result of instructing such expert are to be borne by the Offeror. The results of such opinion shall be conclusive with respect to the fair market value of consideration payable for the offer for sale submitted.

Sec. 4

Exercise of Rights of First Refusal

1.	Upon receipt of the notification of the intent to transfer shares pursuant to Sec. 2, the Company, through the chairman of its Supervisory Board, shall immediately notify all other Shareholders of the contents of the said notification and the offer contained therein and shall forward such offer to the other Shareholders in accordance with Sec. 3. The chairman of the Supervisory Board shall notify the other Shareholders of such offer by way of registered mail.

2.	The First Right Holders are entitled to accept the offer submitted by the Offeror pursuant to Sec. 3 in accordance with the ratio their respective shareholdings in the Company bear to each other. As long as the Offeror has not transferred the shares in respect of which it made a notification of offer pursuant to Sec. 2, and the period of two months pursuant to Sec. 7 para. 2 has not expired, such Offeror shall not be entitled to a right of first refusal if another Shareholder submits a notification of offer pursuant to Sec. 2 prior to the expiry of the period of two months pursuant to Sec. 7 para. 2 applicable in respect of the Offeror.

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3.	The First Right Holders are entitled to declare their acceptance of the offer pursuant to Sec. 3 within one month after receipt of the notification and submission of the offer pursuant to para. 1 in writing vis-à-vis the chairman of the Supervisory Board or to exercise their tag-along right, if any, pursuant to Sec. 8 by way of written declaration vis-à-vis the chairman of the Supervisory Board within the period of notice stated. In this declaration vis-à-vis the chairman, the First Right Holders can also declare that they accept the offer in the first line and exercise their tag-along right, if their acceptance is regarded as ineffective pursuant to Sec. 7 para. 2. The date the respective notice is received by the chairman of the Supervisory Board shall be conclusive.

4.	Upon the notice of acceptance pursuant to para. 3 being received by the chairman of the Supervisory Board, a sale and purchase agreement between the Offeror and the respective accepting First Right Holders shall be deemed constituted and concluded. Non-divisible fractions of shares shall be allocated to the First Right Holder first to accept the offer by way of notice to the chairman of the Company’s Supervisory Board. The date the respective notice of acceptance is received by the chairman of the Supervisory Board shall be conclusive.

Sec. 5

Exercise of a Further Right of First Refusal

1.	In the event that not all First Right Holders exercise their right pursuant to Sec. 4, the following shall apply: The First Right Holders who accepted the offer submitted to them shall also be entitled to accept in addition the offer that was first made to the First Right Holders who decided not to exercise their rights of first refusal and therefore did not accept the offer addressed to them. Those First Right Holders, who, upon first notification, exercised their right of first refusal in the first round, are entitled to exercise the rights of first refusal which were not exercised pursuant to Sec. 4 pro rata to their respective shareholding in the Company, including any shares acquired pursuant to Sec. 4.

2.

The chairman of the Supervisory Board shall advise the First Right Holders, who, pursuant to para. 1 are entitled to acquire further shares in the Company by furnishing an additional acceptance notice, within one week after expiry of the period of notice set forth in Sec. 4 para. 3, as to the number of additional shares they shall be entitled to acquire. The chairman

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of the Supervisory Board shall effect such notification by way of registered mail. Such notification shall constitute a valid offer to the First Right Holders concerned with respect to the sale of the relevant number of shares stated subject to the terms set forth in Sec. 2 para. 2.

3.	First Right Holders seeking to exercise additional rights of first refusal are to declare their acceptance of such additional offer with respect to the number of shares offered in accordance with para. 2 by way of written notice to the chairman of the Supervisory Board within two weeks as of the date on which they receive a notification pursuant to para. 2.

4.	Upon the notice of acceptance pursuant to para. 3 being received by the chairman of the Supervisory Board, a sale and purchase agreement between the Offeror and the respective First Right Holders shall be deemed constituted and concluded. Non-divisible fractions of shares shall be allocated to the First Right Holder first to accept the offer by way of notice to the chairman of the Company’s Supervisory Board. The date the respective notice of acceptance is received by the chairman of the Supervisory Board shall be conclusive.

Sec. 6

Comprehensive Exercise of Rights of First Refusal

Each of the rights of first refusal pursuant to Sec. 4 and 5 may only be exercised or waived by a Shareholder in whole (not in part), i.e. to the total extent rights of first refusal exist and not with regard to a part of the shares offered to, and only with respect to all shares held by the respective Shareholder.

Sec. 7

Non-Exercise of Rights of First Refusal

1.	After expiry of the period of notice pursuant to Sec. 4 para. 3 or after expiry of the period of notice pursuant to Sec. 5 para. 3, respectively, the chairman of the Supervisory Board shall notify the Shareholders about the extent to which the rights of first refusal have been exercised. Such notification is to be effected by way of registered mail.

2.	In the event that Shareholders chose not to or fail to exercise their rights of first refusal for all of the shares offered, none of the sales pursuant to Sec. 4

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para. 4 and Sec. 5 para. 4 will be effected and the Offeror shall within a period of two months after receipt of the Supervisory Board’s notification pursuant to para. 1 hereof be entitled to sell the shares offered to the acquirer named in the notification pursuant to Sec. 2 and with respect to which rights of first refusal have not been exercised, thereby duly observing the provisions on the restraint on alienation (Sec. 13 below) as well as Shareholders’ tag-along rights pursuant to Sec. 8. Such sale may, however, not be effected on terms which are more beneficial to the acquirer than the terms set forth in the notification pursuant to Sec. 2. The respective agreement entered into between the Offeror and the respective acquirer is to be submitted immediately upon conclusion to the chairman of the Supervisory Board for his inspection.

Sec. 8

Tag-Along Rights

1.	Each Shareholder is entitled to demand from the Offeror, who pursuant to Sec. 7 para. 2 is entitled to sell shares to the acquirer named in the notification of offer pursuant to Sec. 2, that such Offeror co-sells his shares in accordance with the terms and conditions set forth in the said notification of offer pursuant to Sec. 2, to the extent desired by the respective Shareholder, to the acquirer named in the said notification. Such tag-along right is to be exercised by way of written notice, such notice setting forth the number and series of shares to be co-sold. The said notice is to be submitted to the chairman of the Company’s Supervisory Board at the latest one month after receipt of the notification of the offer pursuant to Sec. 4 para. 1. Upon receipt of such notice, the Company shall, through the chairman of its Supervisory Board, inform the Offeror immediately in respect of the exercise of the tag-along rights and the number and series of shares which are to be co-sold. The said notice is to be effected by way of registered mail.

2.	In the event that the acquirer named in the notification pursuant to Sec. 2 is not willing to acquire the shares from the Offeror and the shares, with respect to which tag-along rights have been exercised, save for para. 4 hereinafter the Offeror shall be obliged to sell upon the respective request by the Preferred Shareholders who exercised their tag-along rights his and such shares, with respect to which tag-along rights have been exercised, in proportion to the shareholding of the Offeror (with the shares, which are to be acquired by First Right Holders, not to be deducted) and the respective Preferred Shareholder who has exercised his tag-along right (taking into account his entire shareholding) in accordance with the following provisions.

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3.	The Offeror shall notify the chairman of the Supervisory Board prior to any sale and after receipt of the notice of the chairman of the Supervisory Board that tag-along rights have been exercised of the number of shares the acquirer named in the notification pursuant to Sec. 2 is willing to purchase. The Company, by the chairman of its Supervisory Board, shall immediately inform the Preferred Shareholders who want to exercise their tag-along rights accordingly. In the event the acquirer is not willing to acquire all shares with respect to which tag-along rights have been exercised the Shareholders who want their shares being co-sold have to declare vis-à-vis the chairman of the Supervisory Board within three days after receipt of the information by the chairman of the Supervisory Board whether they require their shares to be sold on a pro-rata basis pursuant to para. 2 or the entire sale pursuant to para. 4. Such request must be made within three days by the chairman of the Supervisory Board vis-à-vis the Offeror who shall be bound by such request.

4.	In the event that the acquirer named in the notification pursuant to Sec. 2 is a competitor of the Company or an undertaking associated with a competitor of the Company within the meaning of § 15 AktG the sale to the acquirer shall only be allowed if the acquirer purchases all shares of the Preferred Shareholders who have exercised their tag-along rights if the respective Preferred Shareholders request so. Sentence 1 shall also apply if the acquirer holds more than 50% of the share capital of the Company after such sale. For the purpose of sentence 2 any shares held by an undertaking associated with the acquirer within the meaning of § 15 AktG shall be deemed to be shares held by the acquirer. In the event that the acquirer is not willing to acquire all shares which are required to be co-sold, the Offeror shall not be permitted to sell its shares.

Sec. 9

Drag-Along Rights

1.

On the basis of a resolution at any time and from time to time by the holders of a simple majority of the votes pertaining to the Preferred Shares Series C and the holders of a simple majority of the votes pertaining to all Preferred Shares in the Company (collectively “Investor Majority”), all Shareholders shall agree to sell and transfer their shares to a third party acquirer (not affiliated to any of the Shareholders) who is willing to acquire 50 % or more

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of all shares in the Company pro rata to their shareholding in the Company and, subject to Sec. 10 below, under equal terms and conditions with due regard being given to the form of the securities being sold by each of the Parties (the “Sale Transaction”). A share swap, contribution, consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, after which the Shareholders immediately prior to such share swap, contribution, consolidation, merger or reorganization, will own 50 % or less of the voting power of the receiving or surviving legal entity immediately after such share swap, contribution, consolidation, merger or reorganization, or any other transaction or series of related transactions by which 50 % or more of the Company’s voting power is transferred shall also be deemed a Sale Transaction; the same shall apply to the disposal (including by way of exclusive irrevocable licensing) of 50 % or more of the tangible and intangible assets of the Company (calculated at fair market values and irrespective of whether such assets may be shown in the Company’s financial statements under applicable generally accepted accounting principles).

2.	By way of a resolution of an Investor Majority, a person shall be appointed to negotiate the terms and conditions of the Sale Transaction with the third party acquirer (“Lead Negotiator”). The Lead Negotiator shall ensure that (i) the Shareholders’ interest in achieving a high price as consideration for the Sale Transaction will be duly considered and (ii) the Shareholders only give representations and warranties that are typical for the respective Sale Transaction and in relation to the respective class of shares sold thereunder. The Lead Negotiator shall not have the authority to bind the Shareholders or the Company. The negotiations of the Lead Negotiator shall at any time be subject to review and approval by an Investor Majority.

3.	All Shareholders shall take all actions necessary and desirable in connection with the consummation of a Sale Transaction, including to (i) participate in the Sale Transaction by entering into the contract with the acquirer at the terms and conditions agreed upon by an Investor Majority, (ii) approve the terms of any such Sale Transaction and such matters ancillary thereto as may be necessary or appropriate in the judgment of an Investor Majority to effect such Sale Transaction, (iii) waive any appraisal or dissenters rights that such Shareholder would have with respect to such Sale Transaction, and (iv) not block or prevent the consummation of a Sale Transaction.

4.	Secs. 2 to 8 and 13 of this Agreement shall not apply to any transaction under this Sec. 9. This Sec. 9 shall take precedence over Sec. 14 below and Sec. 23 para. 3 of the Articles of Association of the Company.

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Sec. 10

Liquidation Preference / Sale Proceeds / Dividends / Conversion

1.	Any event of

a.	a liquidation, dissolution or winding up of the Company; or

b.	a share swap, contribution, merger, consolidation, reorganization or similar transaction or series of related transactions of the Company with or into another entity which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter 50 % or less of the combined voting power of the voting securities of the receiving or surviving legal entity outstanding immediately after such share swap, contribution, merger, consolidation, reorganization or similar transaction but excluding any transaction or series of transactions principally for bona fide equity financing purposes in which the Company issues new securities primarily for cash or the cancellation or conversion of indebtedness of the Company or a combination thereof for the purpose of financing the operations and business of the Company; or

c.	a sale, lease or other conveyance (including by way of exclusive irrevocable licensing) of 50 % or more of the tangible and intangible assets of the Company (calculated at fair market values and irrespective of whether such assets may be shown in the Company’s financial statements under applicable generally accepted accounting principles); or

d.	a sale of shares in the Company, in a single transaction or series of related transactions, representing at least 50 % of the voting power of the voting securities of the Company shall be deemed an “Exit Event”, unless an Investor Majority with the approval of OrbiMed Private Investments III, LP and OrbiMed Associates III, LP (jointly “OrbiMed”) waives such qualification as an Exit Event (i.e. the proceeds will be distributed among the Shareholders on a pro rata basis). In case of the transformations of legal form (formwechselnde Umwandlungen) pursuant to the German Act on the Transformation of Companies

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(Umwandlungsgesetz, UmwG), no Exit Event shall be deemed; provided, however, that the rights of the Shareholders under this Agreement, the Investment Agreement and the Articles of Association shall continue to apply without any changes or amendments.

2.	In case of an Exit Event, the proceeds net of transaction costs and after repayment of the silent partnerships which become due upon the Exit Event including remuneration due thereon (the “Proceeds”) shall be distributed among the Shareholders as follows:

a.	The Proceeds are first to be paid to the Holders of Preferred Shares Series C up to an amount per each Preferred Share Series C held by them, respectively, which corresponds to 2.5 times the Original Issue Price Series C (as adjusted pursuant to Sec. 1 para. 3 and 4) plus an 8 % annual cumulative interest thereon. Should the Proceeds be less than the amount required in accordance with the foregoing, the whole Proceeds shall be distributed among the Holders of Preferred Shares Series C in the ratios of their relevant shareholding in Preferred Shares Series C.

b.	After the payments pursuant to lit. a, up to 3.5 % of the remaining Proceeds shall be paid to the Beneficiaries being entitled under the Carve Out Plan (each as defined in Sec. 22 below).

c.	After the payments pursuant to lit. a and b, the remaining Proceeds shall be paid to the Holders of Preferred Shares Series B up to an amount which corresponds to one time their respective total contributions (total issue price plus any contributions to the capital reserves of the Company pursuant to § 272 para. 2 HGB; the “Total Contributions”) on their respective Preferred Shares Series B plus an 8 % annual cumulative interest thereon. Sentence 2 of lit. a shall apply accordingly among the Holders of Preferred Shares Series B in respect of their relevant shareholding in Preferred Shares Series B.

d.

After the payments pursuant to lit. a to c, the remaining Proceeds shall be paid to the Holders of Preferred Shares Series A-1 in respect of the Preferred Shares Series A-1 registered with the commercial register on September 14, 2007 (2nd tranche) up to an amount which corresponds to two times their respective Total Contributions on their respective Preferred Shares Series A-1 registered with the commercial register on September 14, 2007 (2nd tranche) (i.e. EUR 74.00 per such Preferred Share Series A-1). Sentence 2 of lit. a shall apply accordingly among the Holders of Preferred Shares Series A-1

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in respect of their relevant shareholding in Preferred Shares Series A-1 registered with the commercial register on September 14, 2007 (2nd tranche).

e.	After the payments pursuant to lit. a to d, the remaining Proceeds shall be paid to the Holders of Preferred Shares Series A-1 in respect of the Preferred Shares Series A-1 registered with the commercial register on December 14, 2006 (1st tranche) up to an amount which corresponds to one time their respective Total Contributions on their respective Preferred Shares Series A-1 registered with the commercial register on December 14, 2006 (1st tranche). Sentence 2 of lit. a shall apply accordingly among the Holders of Preferred Shares Series A-1 in respect of their relevant shareholding in Preferred Shares Series A-1 registered with the commercial register on December 14, 2006 (1st tranche).

f.	After the payments pursuant to lit. a to e, the remaining Proceeds shall be paid to the Holders of Preferred Shares Series A up to an amount which corresponds to one time their respective Total Contributions on their respective Preferred Shares Series A and, additionally, to BioM Aktiengesellschaft Munich BioTech Development up to an amount of EUR 231,373, to TransConnect Unternehmensberatungs- und Beteiligungs AG up to an amount of EUR 231,373 as well as to MAPO Beteiligungsgesellschaft mbH up to an amount of EUR 120,251 (it being understood that the Total Contributions on the Preferred Shares Series A shall not include the contribution to the capital reserves of the Company by BioM Venture Capital GmbH & Co. Fonds KG and TransConnect Unternehmensberatungs- und Beteiligungs AG of the accumulated interest on their respective bridge loan, i.e. BioM Venture Capital GmbH & Co. Fonds KG’s and TransConnect Unternehmensberatungs- und Beteiligungs AG’s waiver of their claims to accumulated interest for the bridge loan to the Company’s capital reserves shall not be regarded as investment entitling to a preference payment). Sentence 2 of lit. a shall apply accordingly among the Holders of Preferred Shares Series A.

g.	The Proceeds remaining after the payments pursuant to lit. a to f (if any) shall be distributed amongst all Shareholders proportionate to their respective total shareholding in the Company.

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3.	In the event that the Proceeds of an Exit Event consist of shares listed on a stock exchange, the share price, as listed, at the time of the consideration effectively being paid shall be conclusive. In any other case, to the extent that the value of the shares received is material, such value shall, with binding effect on all Shareholders, be determined by the Company’s auditor for the purpose of the respective application of para. 2.

4.	In the event of any dividend or other distribution by the Company to its shareholders, the respective distributions shall be divided among the Shareholders in the same way as the Proceeds of an Exit Event in accordance with the liquidation and sale preference set forth in para. 2 above (“Preferred Dividends”). In a subsequent Exit Event, the liquidation and sales preferences set forth in para. 2 above shall be reduced by the amounts received as Preferred Dividend, respectively. Upon demand of an Investor Majority, the net proceeds of any payment resulting from a disposal of assets of the Company or resulting from a licensing, collaboration or partnering transaction entered into after the date of this Agreement (but excluding, for the avoidance of doubt, proceeds resulting from issuing shares of the Company and FTE payments), provided that such proceeds exceed USD 5,000,000, shall be distributed as a dividend to the shareholders of the Company and distributed as set forth in this para. 4 and Sec. 5b para. 3 of the Articles of Association of the Company.

5.	Each Preferred Shareholder is entitled to demand from the other Shareholders at any time that the shares held by him be converted, whether individually or in total, into Common Shares at a ratio of 1:1. The Preferred Shareholders are obliged to co-operate in effecting the conversion of all Preferred Shares held by them into Common Shares at a ratio of 1:1 in the event of (i) the closing of a firmly committed underwritten public offering of shares in the Company or a holding company at a price per share to the public of at least five times the Original Issue Price Series C (as adjusted pursuant to Sec. 1 para. 3 and 4) and with net proceeds to the Company or the holding company of not less than EUR 20,000,000 (“Qualified IPO”), or (ii) a resolution of an Investor Majority with the approval of OrbiMed in favor of said conversion. The Preferred Shareholders shall be reinstated into their position prior to the conversion, if the Qualified IPO or the IPO does not occur within 90 days after the conversion.

6.

In the event of a direct or indirect (via a holding company) listing of the Company and/or shares in the Company and/or the public offering of the Company’s shares on a stock exchange in the European Union, Switzerland,

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a transnational stock exchange, the New York Stock Exchange or NASDAQ (“IPO”), the Shareholders undertake to do or cause to be done everything necessary or appropriate, in particular, (i) in case of a direct IPO, by way of a transfer of shares in the Company held by them, respectively, without compensation to each other or, (ii) in case of an indirect IPO via a holding company, by way of an exchange between the shares in the Company held by them, respectively, and the common shares in the holding company (at different exchange ratios applying to shares of different classes of the Company), so that after such measures each Shareholder holds such participation in the share capital of the Company or the holding company that the value of the shares held by each Shareholder (according to the price per share sold to the public in the IPO) corresponds to the amount each Shareholder would be entitled to under para. 2 above in the event of a sale of 100 % of the shares of the Company at such price per share.

Sec. 11

Unrestricted Transfer to Associated Undertakings

1.	Each Shareholder shall be entitled to transfer its shareholding in the Company wholly or partly to a limited liability company which is 100 % owned by such Shareholder, provided that the original Shareholder shall remain liable for the transferee’s performance of all of the original Shareholder’s obligations under this Agreement; Sec. 13 below shall apply accordingly.

2.	Each of the Preferred Shareholders shall be entitled to transfer all or part of its shareholding in the Company to any entity or fund controlled or managed by, controlling or managing, or under the common control or management with, any such Preferred Shareholder. Further, each of the Preferred Shareholders shall be entitled to transfer its shareholding in the Company as part of a transfer of a portfolio of investments of a similar nature to a third party which is predominantly managed by the same group of individuals having been responsible for managing such Preferred Shareholder’s shareholding in the Company prior to the transfer. With regard to the shareholding of The Global Life Science Ventures fund(s), this unrestricted transfer shall especially apply to transactions between the funds The Global Life Science Ventures Fonds II GmbH & Co. KG and The Global Life Science Ventures Fund II LP.

3.	Sec. 2 to 9 shall not apply to transfers pursuant to the preceding paras. 1 and 2.

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Sec. 12

Succession

1.	If a Shareholder (including an Indirect Shareholder) dies, the rights and duties arising from or as a result of this Agreement shall be transferred to the heirs of such estate of such deceased Shareholder by way of succession.

2.	In the event of the gift of shares in the Company by means of a legacy (Vermächtnis), the testator and the heirs shall make the transfer of such shares dependent upon the beneficiary of the legacy becoming party to this Agreement and the Investment Agreement; Sec. 13 below shall apply accordingly.

3.	The preceding paras. 1 and/or 2 shall also apply if Prof. Skerra Beteiligungsgesellschaft mbH and/or MAPO Beteiligungsgesellschaft mbH are liquidated, merged or otherwise terminated. If they become insolvent, the Company`s right to redeem the shares can be exercised at their calculated nominal value.

Sec. 13

Transfer of Shares by Way of Singular Succession

1.	Shares, whether for or without consideration, may only be transferred by way of singular succession (Einzelrechtsnachfolge) if the acquirer has become a party in writing to this Agreement and the Investment Agreement prior to or at the same time as the acquisition of the shares, with the rights and duties which correspond to those of its respective legal predecessor.

2.	The Parties hereby already now declare their consent, and hereby already now offer, to such future shareholder of the Company to become a party to this Agreement and the Investment Agreement and to such transferring shareholder ceasing to be a party to this Agreement and the Investment Agreement, provided he transfers all of his shares, provided that such future shareholder acquires the shares in accordance with the provisions of this Agreement. Each of the Parties, except the Company, waives the requirement that they are notified of such accession to and leaving of this Agreement and the Investment Agreement pursuant to § 151 sentence 1 German Civil Code (Verzicht auf den Zugang der Beitritts- und Austrittserklärung gemäß § 151 Satz 1 BGB), which shall become effective upon receipt by the Company of a corresponding instrument duly executed in writing by the transferring and the future shareholder.

3.	The foregoing shall not apply in respect of transfers in accordance with the terms and provisions set forth in Sec. 9 (Drag-Along Rights).

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Sec. 14

Veto Rights / Binding Voting Obligations / Liquidation

1.	Each of the Shareholders undertakes individually for himself vis-à-vis each other Shareholder, to resolve as part of a shareholders’ meeting of the Company the following resolutions only after an internal vote amongst the Shareholders in which an Investor Majority has voted in favor of the passing of the resolution in the shareholders’ meeting:

a.	Amendment, alteration or change of the rights, preferences, or privileges of the Preferred Shareholders so as to adversely affect the Preferred Shares, provided that each Shareholder within each class is treated equally;

b.	Any transformations of the Company (Umwandlungen) within the meaning of the German Act on Transformation of Companies (Umwandlungsgesetz, UmwG);

c.	Disposition of 50 % or more of the assets of the Company;

d.	Merger of the Company with another entity;

e.	Liquidation of the Company;

f.	Amendments to the Company’s Articles of Association, including but not limited to an amendment to (i) authorize, create, incur any obligation to issue or issue any shares of any class or series of shares ranking on parity or senior to the Preferred Shares Series C with respect to voting rights, dividends, conversion, distributions upon liquidation of the Company or redemption rights; (ii) effect a liquidation of the Company or a corporate reorganization of the Company; (iii) issue shares of Common Shares or increase the authorized number of shares of Common Shares, except for the purposes of (A) issuing shares upon exercise of outstanding options to purchase Common Shares or warrants for the purchase of Common Shares; (B) issuing shares upon the conversion of Preferred Shares; or (C) issuing shares in connection with a stock split, stock dividend or other recapitalization; and (iv) increasing or decreasing the size of the Supervisory Board or change the procedures by which members of the Supervisory Board are elected or appointed;

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g.	Any action concerning the increase or reduction of the Company’s authorized share capital;

h.	Any authorization or issuance of any warrants or other debt securities giving a right to participate in the profits of the Company (Genussscheine), options or warrants;

i.	Any authorization in respect of the conclusion of corporate agreements within the meaning of §§ 291 et. seq. of the AktG;

j.	Any integration (Eingliederung) within the meaning of §§ 319 et. seq. of the AktG;

k.	Appointment of the Company’s auditors;

l.	Approval of the Company’s annual financial statements (Jahresabschlüsse) pursuant to § 173 of the AktG;

m.	Any actions regarding the purchasing or holding of the Company’s shares within the meaning of §§ 71 et. seq. of the AktG;

n.	Any actions regarding the repurchase or redemption of the Company’s shares;

o.	Any action regarding the declaration of dividends or the distribution of profits to shareholders.

Respecting the statutory independence of the Management Board and the Supervisory Board, the Shareholders shall endeavor to ensure that measures listed in lit. a. to o. above are undertaken at subsidiaries of the Company only after an internal vote amongst the Shareholders in accordance with the above provisions of this Sec. 14 para. 1, provided that such subsidiaries or their activities have a significant economic importance for the Company.

2.	Each Shareholder shall vote his shares in respect of the matters set forth in para. 1 above in accordance with the decision of an Investor Majority and shall procure to take all measures required to not block or prevent such decision of the Investor Majority. The foregoing sentence applies, in particular, without limitation, to any votes in shareholders’ meetings and any separate class votes (Sonderbeschlüsse), in each case in respect of the matters set forth in para. 1 above.

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3.	Each Preferred Share carries a number of votes equal to the number of Common Shares then issuable upon its conversion into Common Shares. Except as otherwise provided in para. 1 above or as otherwise required by law, the Preferred Shareholders shall vote as a single class with the holders of Common Shares and each other class or series of voting shares of the Company on all matters to be acted upon by the shareholders of the Company.

4.	The Shareholders are obliged to resolve the Company’s liquidation in the event that the Company has sold at least 50 % of its assets (calculated at fair market value) or insolvency or similar proceedings have been commenced in respect of assets of a company, in which a participation is held (Beteiligungsunternehmen) within the meaning of § 271 of the German Commercial Code (HGB) which comprises in total 50 % of all Company’s assets (calculated at fair market value), or in the event that the foregoing are liquidated.

Sec. 15

Company’s Approval

1.	In order to secure that the shares subject to the terms and provisions of this Agreement may only be transferred in accordance with such terms and provisions, the Company’s shares’ transferability is restricted (vinkuliert) pursuant to Sec. 7 of the Articles of Association.

2.	The Company is obliged to grant its consent to the transfer of shares provided that the provisions of this Agreement pursuant to Sections 2 to 13 have been fully complied with. In the event that an Offeror has given a notification of offer pursuant to Sec. 2 and in the event that a Shareholder has exercised a right of first refusal, the consent may only be granted for a transfer of shares from the Offeror to the First Right Holders and, in the event of rights of first refusal not being exercised, only in respect of a transfer of shares to the acquirer named in the notification pursuant to Sec. 2 para. 2.

Sec. 16

Members of the Supervisory Board

1.	The Company’s Supervisory Board shall consist of three members.

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2.	The Shareholders will exercise their voting rights in elections of members of the Supervisory Board as follows:

a.	One member of the Supervisory Board shall be nominated by OrbiMed Private Investments III, LP;

b.	One member of the Supervisory Board shall be jointly nominated by the Holders of Preferred Shares Series B, Holders of Preferred Shares Series A-1 and Holders of Preferred Shares Series A with a simple majority of the votes pertaining to the Preferred Shares Series B, Preferred Shares Series A-1 and Preferred Shares Series A;

c.	The third member of the Supervisory Board shall be an independent industry expert jointly nominated by all Shareholders with a simple majority of the votes pertaining to all shares in the Company with OrbiMed Private Investments III, LP in the affirmative.

3.	To the extent the right to nomination pursuant to para. 2 is not exercised, the concerned member(s) of the Supervisory Board shall be appointed by a majority vote of the shareholders’ meeting (one share giving one vote).

4.	The Shareholders will exercise their voting rights accordingly with respect to the dismissal of a member of the Supervisory Board who had been nominated by the respective Shareholders which is proposed by such respective Shareholders and with respect to the election of such person nominated by the respective Shareholders in the dismissed member’s stead.

5.	The Supervisory Board shall hold a meeting at least four times per year. It is the understanding of the Parties that members of the Supervisory Board should meet the Management Board two times per year in addition to the four formal Supervisory Board meetings for review and discussion of the further development of the Company’s business.

6.	Any necessary and reasonable out-of-pocket expenses incurred in the course of the members of the Company’s Supervisory Board’s performance of their duties, in particular travel expenses, shall be reimbursed to the respective members by the Company. In addition, the independent industry expert nominated pursuant to para. 2 lit. c. shall receive an appropriate remuneration for his / her services as a member of the Supervisory Board.

7.

The Holders of Preferred Shares Series B, Holders of Preferred Shares Series A-1 and Holders of Preferred Shares Series A shall have the right to jointly nominate one non-voting observer to the meetings of the Supervisory Board with a simple majority of the votes pertaining to the Preferred Shares Series B, Preferred Shares Series A-1 and Preferred Shares Series A. In

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addition, the Holders of Preferred Shares Series C shall have the right to jointly nominate one non-voting observer to the meetings of the Supervisory Board with a simple majority of the votes pertaining to the Preferred Shares Series C. The Company shall provide to such observers copies of all documents and information given to the members of the Supervisory Board in connection with such meetings. Such observers shall be bound by the same secrecy obligations as the members of the Supervisory Board.

Sec. 17

Public Offering

1.	On the basis of a resolution in favor of an IPO by an Investor Majority, each of the Preferred Shareholders shall have the right to demand from the Company and all Shareholders that an IPO be effected. In the event that such IPO requires restructuring measures to be taken in respect of the Company (e.g. the transfer of the Company’s shares to a holding company against issue of such company’s shares), the Shareholders shall be obliged, subject to the condition set forth in sentence 1 hereof, to grant their consent to such restructuring measures being taken and to submit all other required declarations (e.g. contributing, transferring, assigning and/or delivering their shares of the Company to said holding company in exchange and consideration for such company’s shares), provided, however, that such share swap, exchange or contribution shall take into account the provisions of Sec. 10 para. 6 above and that, as a result of the foregoing, the Shareholders shall not suffer any unreasonable tax disadvantages or other material detriments unless the Shareholders are adequately compensated for such disadvantages or detriments.

2.	Upon rightful demand by Preferred Shareholders, the Company shall initiate the proceedings for the IPO and shall bear all costs and expenses (including banks’ commissions and fees) related thereto. The Company shall also bear the costs and expenses of the legal adviser retained by the Preferred Shareholders in relation to such IPO.

3.	All Shareholders undertake, in the event of the Company’s shares being listed in the course of an IPO, in accordance with the terms of this Sec. 17, to fully comply with conditions and restrictions applicable under relevant Blue Sky Laws or lock-ups demanded by investment or other banks.

4.	All Shareholders furthermore undertake to comply with all regulations and take all actions required in order to procure and not to block or prevent a

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listing of shares, including, but not limited to, submitting a declaration to the effect that such Shareholder shall not dispose of his shares during the lock-up period or transferring his shares to a depository account of Clearstream Banking Aktiengesellschaft or otherwise.

5.	Six months after the effective date of an IPO, holders of Preferred Shares (also after conversion into Common Shares) (the “Registrable Securities”) shall have the following rights (all such rights, collectively, the “Registration Rights”):

a.	Holders of at least 51 % of the Registrable Securities may request that the Company files a registration statement covering the sale of Registrable Securities then outstanding resulting in net offering proceeds of at least EUR 10,000,000 (“Demand Rights”). Upon such request, the Company will prepare and file a registration statement and otherwise use its best efforts to cause such shares to be registered under the Securities Act of 1933, as amended, or other applicable laws governing the registration of such securities on a stock exchange in the European Union, Switzerland or a transnational stock exchange within 90 days of the request. The holders of Registrable Securities will be limited to three such demand rights and no demand may be sooner than 12 months from the prior demand.

b.	The holders of Registrable Securities shall be entitled to “piggyback” Registration Rights on all registrations of the Company (“Piggyback Rights”) excluding any registration solely in connection with an employee benefit or stock ownership plan. The holders of Registrable Securities may be cut back completely on the Company’s IPO but may only be cut back to not less than 25 % of the total offering by the underwriters, and then only after all persons who do not hold Registration Rights are first cut back. For secondary registrations on behalf of holders of the Company’s securities (other than the holders of Registrable Securities pursuant to Demand Rights pursuant to lit. a.), holders who do not hold Registration Rights shall be cut back first, then holders of Registrable Securities who did not request such registration shall be cut back and then the holders requesting such registration. Cut backs at each level shall be made ratably among the applicable holders on the basis of the number of shares owned by each such holder.

c.	From and after the first anniversary of the Company’s IPO, holders of Registrable Securities shall be entitled to registrations on Form S-3 (if

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available to the Company) provided that the anticipated aggregate public offering price of all securities of the Company to be sold in such registered offering would exceed EUR 1,000,000 (“S-3 Rights”). The Company shall not be obligated to effect more than two such registrations in any 12-month period.

d.	The Company shall bear the registration expenses (exclusive of underwriting discounts and commissions) of the demand registrations, piggyback registrations and S-3 registrations described above.

e.

The Registration Rights may be transferred to a transferee or assignee acquiring at least 100,000 shares of Registrable Securities (equitably adjusted for any stock splits, subdivisions, stock dividends, changes, combinations or the like); provided, however, that (i) the Company must receive written notice prior to the time of said transfer, stating the name and address of said transferee or assignee and identifying the securities with respect to which such rights are being assigned, (ii) the transferee or assignee of such rights must not be a person deemed by the Supervisory Board of the Company, in its reasonable judgment, to be a competitor or potential competitor of the Company, and (iii) such transferee or assignee must agree to be bound by the terms of the registration rights agreement. Notwithstanding the limitation set forth in the foregoing sentence respecting the minimum number of shares which must be transferred, any holder that (i) is a partnership, limited liability company or corporation may transfer such holder’s Registration Rights to (A) entities affiliated directly or indirectly with such partnership or its manager, limited liability company or corporation, (B) any partner (or retired partner or incoming partner), member (or retired member) or stockholder of such partnership, limited liability company or corporation, (C) the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, (D) the estate of any such partner (or retired partner), member (or retired member) or stockholder and (E) any custodian or trustee for the benefit of any such partner (or retired partner), member (or retired member) or stockholder or the spouse, siblings, lineal descendants or ancestors of any such partner (or retired partner), member (or retired member) or stockholder, as the case may be, or (ii) holds shares in its capacity as trustee, manager or custodian of a trust, may transfer such holder’s Registration Rights to a replacement

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trustee, manager or custodian of the relevant trust, in each case, without restriction as to the number or percentage of shares acquired by any such transferee.

6.	Registration Rights will terminate (i) 5 years after an IPO or (ii) as to any holder, such time at which all Registrable Securities held by such holder can be sold in any three-month period without registration in compliance with Rule 144 Securities Act of 1933, as amended, without volume limitations and without reliance on Rule 144(k) Securities Act of 1933, as amended, or other applicable laws governing the sale of unregistered securities of a corporation registered on a stock exchange in the European Union or a transnational stock exchange.

Sec. 18

Auditors

The Shareholders shall appoint a nationally recognized auditing company as auditor of the Company and undertakings associated with it.

Sec. 19

Information Rights; Covenants

1.	The Company shall be obliged to provide each holder of Preferred Shares and each holder of Common Shares holding 1 % or more of the total outstanding shares and Technologie Beteiligungsfonds Bayern II GmbH & Co. KG (“TF II”) with the following information:

a.	audited annual accounts within 120 days from the end of the respective business year;

b.	unaudited monthly profit and loss and cash-flow accounts within 30 days from the end of the respective month as well as research and development reports on current material development projects.

2.	In addition, the Company shall be obliged to provide each holder of Preferred Shares holding at least 10,000 Preferred Shares (as adjusted for stock splits, stock dividends, reverse stock splits and the like with respect to such shares) with the following information:

a.	annual business plan / budget for the subsequent business year following approval by the Supervisory Board of the Company, but in

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no event later than 30 days prior to the end of the current business year and any update of the annual business plan as such update is prepared;

b.	unaudited quarterly accounts and reports within 30 days from the end of the respective quarter explaining inter alia the business development, progress in research and development, staff changes and any other major issues, in each case against the business plan and / or the agreed budget.

Moreover, the Company shall be obliged to provide each Preferred Shareholder holding 10 % or more of the total share capital of the Company on a fully-diluted basis management reports prepared by the Management Board of the Company for meetings of the Supervisory Board prior to each such meeting; provided, however, that the Company shall not be obligated to provide such management reports if it reasonably believes that this action could erode trade secret status of such information.

3.	The Company shall permit any Preferred Shareholder holding at least 10,000 Preferred Shares (as adjusted for stock splits, stock dividends, reverse stock splits and the like with respect to such shares), to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances, and accounts with its officers, all at such reasonable times as may be requested by such holder; provided, however, that the Company shall not be obligated pursuant to this para. 3 to provide any information which it reasonably considers to be a trade secret or confidential information. The requesting Shareholder bears all costs of this process.

4.	Such information rights as set forth above may be transferred to acquirers of Preferred Shares provided that such transfer of rights has been notified to the Company at least two weeks prior to the relevant information having to be submitted.

5.

The individuals who are parties to this Agreement (“Affected Persons”) agree that the Company, its corporate bodies, the members thereof and its Shareholders as well as all business entities which are affiliated with the Shareholders within the meaning of § 15 AktG (“Recipients”) may, in compliance with applicable legal provisions, manually or electronically store, process or exchange among themselves personal data of the Affected Persons. This applies without limitation to personal data which serve for the purpose of identification of the Affected

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Persons (e.g. name, profession, address, date of birth) as well as for such personal data as may have a bearing on the acquisition, the holding or the disposition of the participation in the Company or the commercial basis or merits of these business transactions. Subject to existing confidentiality agreements, if any, the Recipients may also transfer personal data of the Affected Persons to Recipients or to persons acting on behalf of any Recipient in other member states of the European Union, the agreement of the European Economic Area or in third countries, provided that a reasonable level of data protection is ensured at the Recipients in such third countries.

6.	Pursuant to the German Prevention of Money Laundering Act (Geldwäschegesetz - GWG), TF II is obliged to identify the Shareholders and – as the case may be - possible legal successors of such Shareholders. In order to fulfill the requirements imposed by the GWG, the Shareholders and – as the case may be – possible legal successors of such Shareholders hereby undertake vis-à-vis TF II, respectively, to use commercially reasonable efforts to provide TF II with a copy of their passports (individual person) or an excerpt from the competent commercial register including a list of shareholders (legal entity) or – in case of foreign legal entities – comparable documents and – insofar as existent – to identify the beneficial owner of such Shareholder. The Shareholders undertake to provide TF II with the aforementioned documents until the date of accession of each such Shareholder as a party to the Investment Agreement and this Agreement.

7.

The Company will use, and cause each direct and indirect subsidiary to use, commercially reasonable efforts to conduct its affairs such that the Company and its direct or indirect subsidiaries will not be a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) for the current year or any subsequent year. The Company agrees to make available to any Preferred Shareholder upon request, the books and records of the Company and its direct and indirect subsidiaries, and to provide information to such Preferred Shareholder with respect to the Company’s or any subsidiary’s status or potential status as a PFIC. The Company will make due inquiry with its tax advisors on at least an annual basis regarding its status as a PFIC. Upon a determination by the Company, any Preferred Shareholder or any taxing authority that the Company or any direct or indirect subsidiary has been or is likely to become a PFIC, the Company will provide any Preferred Shareholder with all information reasonably available to the Company or any of its subsidiaries to permit such Preferred Shareholder to (i) accurately prepare all Tax returns and comply with any reporting requirements as a result of such determination and (ii) make any election (including, without

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limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company or any of its direct or indirect subsidiaries, and comply with any reporting or other requirements incident to such election. If a determination is made by the Company, any Preferred Shareholder or any taxing authority that the Company is a PFIC for a particular year, then for such year and for each year thereafter, the Company will also provide the Preferred Shareholders with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and otherwise comply with applicable Treasury Regulation requirements. The Company will promptly notify the Preferred Shareholders of any assertion by the Internal Revenue Service that the Company or any of its direct or indirect subsidiaries is or is likely to become a PFIC.

8.	The Company will not sell or issue any shares of the Company to any U.S. person or entity if such sale or issuance of shares would cause the Company to be a “controlled foreign corporation” (“CFC”) within the meaning of Section 957 of the Code. The Company will provide prompt written notice to the Preferred Shareholders if at any time the Company becomes aware that it or any subsidiary may, or has, become a CFC. Upon request of a Preferred Shareholder from time to time, the Company will promptly provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such Preferred Shareholder to determine that the Company is not a CFC. In addition, the Company will cooperate in good faith with the Preferred Shareholders and their tax advisors to take any and all commercially reasonable actions as requested by the Preferred Shareholders to avoid becoming and to mitigate the impact on the Preferred Shareholders of becoming or being a CFC. The Company will promptly notify the Preferred Shareholders of any assertion by the Internal Revenue Service that the Company or any of its direct or indirect subsidiaries is or is likely to become a CFC.

9.	In the event that a Preferred Shareholder’s tax advisor determines that such Preferred Shareholder’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B of the Code, the Company agrees, upon a request from such Preferred Shareholder, to provide such information to such Preferred Shareholder as may be necessary to fulfil such Preferred Shareholder’s obligations under such requirements.

10.	Each Shareholder hereby expressly consents to the provisions of this Sec. 19.

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Sec. 20

Future Financing Rounds / Pre-emption Rights

1.	Each of the Shareholders shall enter into investment agreements and shareholders’ agreements and related agreements for further rounds of financing of the Company (without the obligation to invest further funds), provided that (i) such future financing agreements provide for reasonable and common terms and conditions, (ii) an Investor Majority agrees to the terms and conditions of the future financing agreements and (iii) each Shareholder within each class is treated equally.

2.	As provided by mandatory German law, in any case of any increase of the Company’s capital the Preferred Shareholders shall have the mandatory right to maintain their percentage ownership in the Company. All Shareholders shall waive their pre-emptive rights (Bezugsrechte) in the following events:

a.	Issues of the Preferred Shares Series C pursuant to the Investment Agreement;

b.	Securities issued as a dividend or distribution with respect to the Preferred Shares;

c.	Securities offered in an IPO as defined in Sec. 10 para. 6;

d.	Securities issued pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger, or purchase of all or substantially all of the assets of such corporation or entity as approved by the Company’s Supervisory Board;

e.	Securities issued to the Company’s officers, directors, employees, consultants, and advisors pursuant to stock option or employee incentive plans, agreements or arrangements as designated and approved by the Company’s Supervisory Board;

f.	Securities issued without consideration pursuant to a stock dividend, stock split, or similar transaction approved by the Company’s Supervisory Board; and

g.	Securities issued in connection with equipment leasing, real estate leasing, bank financing or similar transactions approved by the Company’s Supervisory Board.

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3.	The Parties agree that to the extent pre-emption rights with respect to shares to be newly issued are not exercised by any Party the other Shareholders shall be entitled to subscribe for the new shares with respect to which pre-emption rights are not exercised on a pro-rata basis before a right to subscribe for such new shares shall be granted to any third party.

Sec. 21

Additional Undertakings, Prohibition to Compete, D & O Insurance

1.	Any inventions made by the persons named in Exhibit A as founder (the “Founders”) in the area of anticalin® proteins and/or lipocalins and (in both cases) modifications thereof and/or related respective know-how shall exclusively be owned by the Company. Each of the Founders hereby undertakes to transfer the respective inventions, intellectual property rights and know-how to the Company free of any consideration. Each of them hereby assigns such rights to the Company, which accepts such transfer. In order to obtain - to the extent possible – exclusive rights to inventions made during the employment at universities or other research institutes, the Founders will use their best efforts to enforce their rights provided under the Act of Employees Inventions (Arbeitnehmererfindergesetz) in order to enable the Company to make use of such inventions in the most favorable way.

2.

The Shareholders shall maintain complete secrecy in relation to confidential information and secrets of the Company, namely trade and business secrets, of which they obtain knowledge, including without limitation the contents of this Agreement and the Investment Agreement, unless otherwise required by mandatory law. The Company, however, authorizes each of the Preferred Shareholders to notify (i) undertakings affiliated with the respective Preferred Shareholder within the meaning of § 15 AktG, (ii) equity funds managed or advised by the respective Preferred Shareholder, a company affiliated with the respective Preferred Shareholder within the meaning of § 15 AktG, a general partner and/or management company of the respective Preferred Shareholder, and (iii) the stock exchanges and any state offices and authorities to whom the respective Preferred Shareholder or undertakings affiliated with him must notify this information under statutory provisions, about information concerning the Company to which they have access as shareholders of the Company, including without limitation the contents of this Agreement and the Investment Agreement. In addition each of the Preferred Shareholders and undertakings affiliated with the respective Preferred Shareholder may officially publish such information, if he or undertakings

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affiliated with the respective Preferred Shareholder are obliged to do so by statutory provisions or to stock exchanges or to any other authority to whose supervision he or undertakings affiliated with him are subject. Technologie Beteiligungsfonds Bayern II GmbH & Co. KG and KfW shall be allowed to disclose their participations in the Company vis-à-vis the Federal Supervisory Agency (Bundesrechnungshof) and the Federal Department of Economics (Bundeswirtschaftsministerium) as required by applicable law.

3.	As long as a Founder is a shareholder with at least 1.5 % in the Company’s share capital he undertakes not to directly or indirectly compete with the Company or its affiliates within (i) the business field in which the Company and/or its affiliates are active on the day of this Agreement and (ii) the territory of the Federal Republic of Germany and every other country in which the Company and/or any of its affiliates operate on the day of this Agreement. He shall also not be allowed to take a direct or indirect shareholding in a competing business. Shareholdings in other companies up to the amount of 2 % of the share capital are allowed as long as such shareholding does not grant any influence on the management of the respective company and only pursues private asset management purposes.

4.	Each Founder who is employed by the Company hereby undertakes in his capacity as shareholder not to directly or indirectly compete with the Company or its affiliates within (i) the business field in which the Company and/or its affiliates are active on the day of this Agreement and (ii) the territory of the Federal Republic of Germany and every other country in which the Company and/or any of its affiliates operate on the day of this Agreement for a period of 12 months after the termination of his employment. In case of an infringement of the prohibition to compete pursuant to paras. 3 or 4 a penalty of EUR 10,000 per one single infringement is due. As one single infringement in this sense is regarded a time period of one to fourteen calendar days. The right to demand injunctive relieve or damages shall not be affected hereby.

5.

Paras. 3, 4 and 5 shall also apply when the Founder is only a consultant to the Company. As long as he is a shareholder in the Company, the Founder Prof. Dr. Arne Skerra will not render any consultant services to another business entity which is active in the area of anticalin® proteins and/or lipocalins and/or (in both cases) modifications thereof. Furthermore, Prof. Dr. Arne Skerra and the Company hereby agree to terminate the existing consultant agreement dated December 19, 2001 as amended by amendment agreement dated December 19/20, 2004 (jointly “Consultancy Agreement”)

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with effect as of September 30, 2015 (“Termination Date”). Until the Termination Date, the Consultancy Agreement shall continue on a fully exclusive basis according to the terms and provisions set forth in the Consultancy Agreement. Prof. Dr. Arne Skerra and the Company hereby acknowledge that the Consultancy Agreement will cease to be in force and effect after the end of the Termination Date, if the Consultancy Agreement does not provide for the survival of specific provisions following its termination.

6.	Each Founder undertakes not to make any disparaging statement or derogatory comment in public and/or to any third party about the Company and/or its business or affairs and/or any of its directors, officers, employees or shareholders in relation to the Company, its business or affairs.

7.	At its expenses, the Company shall obtain an adequate D & O insurance for the members of the Supervisory Board and board of management.

Sec. 22

Management and Founder Carve Out

1.	In addition to the existing employee stock option plan, the Company will implement a carve out plan in favor of (i) selected members of the management of the Company and (ii) Prof. Skerra Beteiligungsgesellschaft mbH (jointly “Beneficiaries”) entitling the Beneficiaries to an amount representing up to 3.5 % of the Proceeds resulting from an Exit Event and remaining after the payments pursuant to Sec. 10 para. 2 lit. a in accordance with Sec. 10 para. 2 lit. b (“Carve Out Plan”). The detailed structure and the terms and conditions of the Carve Out Plan as well as the Beneficiaries and their respective entitlement shall require the approval of an Investor Majority, whereby Prof. Skerra Beteiligungsgesellschaft mbH shall be entitled to a percentage of 7.14 % of the 3.5 % of the Carve out Plan (i.e. a total percentage of 0.25% of the Proceeds remaining after the payments pursuant to Sec. 10 para. 2 lit. a). The Carve Out Plan shall be administered by the Supervisory Board.

2.	The details of the Carve Out Plan shall be laid down in a resolution of the Supervisory Board of the Company that has to be approved by an Investor Majority. The Shareholders undertake individually vis-à-vis each other to resolve everything necessary and to make declarations to implement the Carve Out Plan as approved by an Investor Majority.

3.	Each of the Parties undertakes individually for himself vis-à-vis each other Party, to do or cause to be done everything necessary or appropriate to implement the Carve Out Plan, and in particular to exercise his voting rights in the shareholders’ meeting of the Company.

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Sec. 23

Term of this Agreement

1.	This Agreement shall become valid and binding at the date of this Agreement and shall continue to be valid and binding until December 31, 2028; for this period of time, a regular termination (ordentliche Kündigung) of this Agreement shall be excluded. Thereafter, each of the Parties may give six months’ written notice to the end of a calendar year to terminate its participation in this Agreement for the future. The right to terminate this Agreement for cause (aus wichtigem Grund) shall remain unaffected. If one Party leaves as a result of giving notice or for any other reason, this Agreement shall be continued by the remaining Parties; this shall also apply in the event of the insolvency or liquidation of any of the Parties.

2.	Upon this Agreement taking effect, all Existing Agreements, in particular the Consolidated Shareholders‘ Agreement 2012 dated November 12, 2012 as well as any and all other shareholders’ agreements and/or investment agreements and/or comparable agreements among all or individual Shareholders relating to their participation in the Company, shall be totally replaced by this Agreement and the Investment Agreement for the future. The Loan Agreements shall terminate and be of no further force or effect upon the effectiveness of the assignment of the Repayment Claims by the Lending Shareholders to the Company in accordance with Sec. 2 of the Investment Agreement. This para. 2 shall not affect the cooperation agreements of the Company currently in effect with (i) KfW or Technologie Beteiligungsfonds Bayern II GmbH & Co. KG respectively and (ii) The Global Life Science Ventures Fonds II GmbH & Co. KG and The Global Life Science Ventures Fund II Limited Partnership, respectively, i.e. these cooperation agreements shall not be terminated or replaced by this Agreement.

3.	This Agreement shall – with the exception of the provisions set forth in Secs. 10 para. 6 and 17 para. 5 and 6 – terminate at such date at which the Company’s shares or securities replacing shares (e.g. American Depositary Receipts or DIs) are listed on a domestic or foreign or transnational stock exchange; the foregoing shall also apply with regard to events set forth in Sec. 17 para. 1 which are equivalent to a direct listing at a stock exchange.

4.	This Agreement shall apply to all shares held by the Parties and shall apply to current and future shareholdings in the Company.

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Sec. 24

Miscellaneous

1.	If this Agreement refers to a resolution or vote of the Shareholders or a specific group of Shareholders outside shareholders’ meetings, the following provisions shall apply: The request for such a resolution or vote shall be made by any of such Shareholders in writing, by telefax and/or e-mail to all Shareholders who are part of the specific group. The resolution or vote shall be made within ten calendar days following the sending of the request and be taken in writing, by telephone, telefax and/or e-mail. The resolution or vote shall be deemed taken if Shareholders representing the majority required for such resolution or vote agree to the proposed resolution or vote within this time limit irrespective of whether all Shareholders of the specific group participate in the resolution or vote. Minutes of the resolution or vote shall be drawn up and shall be signed by the Shareholder requesting the resolution or vote immediately after the passing of such resolution or vote, and a copy shall be provided to each Shareholder and the Company.

2.	The Company and the Shareholders herewith, in advance, grant their consent to employees and other persons who were granted an option to acquire shares in the Company and who exercise their respective options granted, to enter into this Agreement, to the extent that such entering into this Agreement as party hereto is provided for by the terms of the Company’s stock option plan. In the event that the shares’ pro-rata participation in the share capital should be adjusted or any capital increase from reserves (Kapitalerhöhung aus Gesellschaftsmitteln), the Euro-amounts (liquidation- and sale proceeds preference, compulsory conversion of preference shares into common shares pursuant to Sec. 10 para. 3, anti-dilution protection), as the case may be, set forth in this Agreement and in the Company’s Articles of Association shall be adjusted accordingly.

3.	Prof. Dr. Arne Skerra undertakes that he will manage his shareholding in Prof. Skerra Beteiligungsgesellschaft mbH only in accordance with this Agreement and that Prof. Skerra Beteiligungsgesellschaft mbH will dispose of and manage its shareholding in the Company only in accordance with this Agreement. The same is hereby undertaken by Dr. Martin Pöhlchen with regard to his shareholding in MAPO Beteiligungsgesellschaft mbH and the shareholding of MAPO Beteiligungsgesellschaft in the Company.

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4.	In the event that certain provisions set forth in this Agreement and those set forth in the Articles of Association of the Company should conflict or provide different terms and conditions in respect of an issue, the terms and conditions set forth in this Agreement shall prevail over the contents of the Articles of Association, to the extent legally permissible. In the event of such different provisions or a conflict of clauses, the Shareholders shall, to the extent legally permissible, amend the Articles of Association so that they conform with the terms and provisions set forth herein.

5.	The Parties are aware that the investment in the Company are in part refinanced by the KfW. KfW, in return for agreeing to effect such refinance, requires under certain circumstances that such investment refinanced by KfW pro rata may be pledged. KfW’s terms and conditions also include the requirement that KfW, BMWi or their respective appointees pursuant to § 1 BHO (Bundeshaushaltsordnung) and the Bundesrechnungshof are granted the right to supervise the way funds are granted are employed. In order to comply with such requirement, the aforementioned entities are entitled to inspect the Company’s books and records and to generally demand information about the Company’s financial standing. The inspection and information rights as aforesaid may also be exercised / carried out by an auditor appointed by an Investor Majority. The costs for such auditor are to be borne by such requesting shareholder.

6.	The Parties consent that KfW is managing its shareholdings in the Company in accordance with the “Principles of Participations in Technology Companies” as attached hereto as Exhibit 24.6.

7.	To the extent legally permissible, place of venue and performance shall be Munich, Germany. All disputes arising out of or in connection with this Agreement shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law and according to the Arbitration Agreement enclosed to the Investment Agreement. This shall include disputes regarding the validity, the performance or the termination of this Agreement in whole or in part including possible amendments of the same. The place of arbitration is Munich, Germany. The arbitration tribunal consists of three arbitrators. The language of the arbitration proceedings is English.

8.	Any amendments or alterations to this Agreement, including a waiver of the written form requirement, require to be in writing in order to be valid.

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9.	In the event that a provision of this Agreement is or proves to be invalid or unenforceable, the validity of the remaining provisions hereof and the Investment Agreement shall not be affected thereby. The invalid or unenforceable provision is moreover to be replaced by a valid and enforceable provision which reaches the Parties’ original commercial intent as at the date hereof to the closest possible extent. The foregoing shall also apply in the event of contractual provisions that prove to be missing.

10.	This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany without regard to the conflicts of laws provisions thereof and the CISG.

11.	The Company and the Preferred Shareholders shall commonly agree on the format and contents of a press release regarding the closing of this Agreement.

Munich, October 10, 2014

/s/ i.V. Th. Strassner /s/ Hans Küpper	/s/ i.V. Th. Strassner
Pieris AG (represented by the management board and the supervisory board)	Prof. Skerra Beteiligungsgesellschaft mbH

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Dr. Steffen Schlehuber	Claus Schalper

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Dr. Karsten Schürrle	MAPO Beteiligungsgesellschaft mbH

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
BioM Aktiengesellschaft Munich BioTech Development	BioM Venture Capital GmbH & Co. Fonds KG

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
TransConnect Unternehmensberatungs- und Beteiligungs AG	The Global Life Science Ventures Fonds II GmbH & Co. KG

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/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
The Global Life Science Ventures Fund II Limited Partnership	Gilde Europe Food & Agribusiness Fund B.V.

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
BayTech Venture Capital GmbH & Co. KG	Coöperatieve AAC LS U.A.

/s/ Jiang Bian	/s/ i.V. Th. Strassner
KfW	Technologie Beteiligungsfonds Bayern II GmbH & Co. KG

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
OrbiMed Private Investments III, LP	OrbiMed Associates III, LP

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Novo Nordisk A/S	Cadila Healthcare Ltd.

/s/ i.V. Th. Strassner	/s/ i.V. Th. Strassner
Dr. Martin Pöhlchen	Prof. Dr. Arne Skerra

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Exhibits:

Exhibit A	-	List of Holders of Common Shares, of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B, of Preferred Shares Series C, of Indirect Shareholders and of Founders

Exhibit 24.6	-	“Principles of Participations in Technology Companies” by KfW

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Exhibit A:

List of Holders of Common Shares, of Preferred Shares Series A, of Preferred Shares Series A-1, of Preferred Shares Series B, of Preferred Shares Series C, of Indirect Shareholders and of Founders

Name	Participation as
Prof. Skerra Beteiligungsgesellschaft mbH, Max-Lehner-Straße 19, 85354 Freising, Germany	Holder of Common Shares Founder

Dr. Steffen Schlehuber, In den Kappesgärten 22, 67152 Ruppertsberg, Germany	Holder of Common Shares Founder

Claus Schalper, Kaiser-Ludwig-Platz 1, 80336 Munich, Germany	Holder of Common Shares Founder

Dr. Karsten Schürrle, Palmstraße 7, 60316 Frankfurt a.M., Germany	Holder of Common Shares Founder

MAPO Beteiligungsgesellschaft mbH, Hubertusweg 34, 85540 Haar, Germany	Holder of Common Shares

BioM Aktiengesellschaft Munich BioTech Development, Am Klopferspitz 19 a, 82152 Planegg-Martinsried, Germany	Holder of Common Shares Holder of Preferred Shares Series B Holder of Preferred Shares Series C

BioM Venture Capital GmbH & Co. Fonds KG, Am Klopferspitz 19 a, 82152 Planegg-Martinsried, Germany	Holder of Common Shares Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

TransConnect Unternehmensberatungs- und Beteiligungs AG, Prinzregentenstraße 56, 80538 Munich, Germany	Holder of Common Shares Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B Holder of Preferred Shares Series C

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The Global Life Science Ventures Fonds II GmbH & Co. KG, Von-der-Tann-Straße 3, 80539 Munich, Germany	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B Holder of Preferred Shares Series C

The Global Life Science Ventures Fund II Limited Partnership, PO Box 431, Alexander House,13-15 Victoria Road, St. Peter Port, Guernsey, G41 3ZD	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B Holder of Preferred Shares Series C

Gilde Europe Food & Agribusiness Fund B.V., Newtonlaan 91, 3584 BP Utrecht, The Netherlands	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B Holder of Preferred Shares Series C

BayTech Venture Capital GmbH & Co. KG, Herzog-Heinrich-Straße 22, D-80336 Munich, Germany	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B Holder of Preferred Shares Series C

Coöperatieve AAC LS U.A., Gooimeer 2-35, P.O. Box 5187, 1410 AD Naarden, The Netherlands	Holder of Preferred Shares Series A Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B Holder of Preferred Shares Series C

KfW, Ludwig-Erhard-Platz 1-3, 53179 Bonn, Germany	Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

Technologie Beteiligungsfonds Bayern II GmbH & Co. KG, Ländgasse 135a, 84028 Landshut, Germany	Holder of Preferred Shares Series A-1 Holder of Preferred Shares Series B

OrbiMed Private Investments III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA	Holder of Preferred Shares Series B Holder of Preferred Shares Series C

OrbiMed Associates III, LP, 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA	Holder of Preferred Shares Series B Holder of Preferred Shares Series C

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Novo Nordisk A/S, Novo Allé, 2880 Bagsværd, Denmark	Holder of Preferred Shares Series B Holder of Preferred Shares Series C

Cadila Healthcare Ltd., Zydus Tower, Satellite Cross Roads, Ahmedabad - 380 015, India	Holder of Preferred Shares Series C

Prof. Dr. Arne Skerra, Max-Lehner-Straße 19, 85354 Freising, Germany	Indirect Shareholder

Dr. Martin Pöhlchen, Hubertusweg 34, 85540 Haar, Germany	Indirect Shareholder

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Exhibit 24.6:

“Principles of Participations in Technology Companies” by KfW

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